Exhibit 10.2

GENERAC POWER SYSTEMS, INC.

EXECUTIVE CHANGE IN CONTROL POLICY

Effective November 5, 2018

Table of Contents

Article 1 Purpose of the Policy     1

Article 2 Definitions     1

Article 3 Eligibility and Benefits     4

Article 4 Conditions for Payment and Right to Terminate CIC Severance Benefits     7

Article 5 Executive Covenants     8

Article 6 General Rules     11

Article 7 Amendment and Termination     12

Article 8 Administration     13

Generac Power Systems, Inc.

Executive Change in Control Policy

Article 1
Purpose of the Policy

This Generac Power Systems, Inc. Executive Change in Control Policy (the “Policy”) outlines certain benefits available to Eligible Executives whose employment with the Company is involuntarily terminated in connection with a Change in Control under the conditions described below. The Board considers the maintenance of a sound management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes that the possibility of a Change in Control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of the Executives to their assigned duties without the distraction that may arise from the possibility of a Change in Control.

Article 2
Definitions

As used in the Policy, the following words and phrases shall have the following respective meanings:

2.1     Accelerated Vesting is defined in Section 3.4 of the Policy.

2.2     Base Salary means an Eligible Executive’s annual base salary in effect on the date of his or her Qualifying Termination.

2.3     Board means the Board of Directors of the Company.

2.4     Cause means any of the following:

(a)

An Executive’s willful and continued failure to perform substantially his or her duties owed to the Employer (other than such failure resulting from a Disability) after a written demand for substantial performance is delivered to the Executive specifically identifying the nature of such unacceptable performance and is not cured by the Executive within a reasonable period, not to exceed 30 days;

(b)	An Executive is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude;

(c)	An Executive has engaged in conduct that constitutes gross negligence or willful misconduct in the performance of his or her employment duties and/or deemed a material violation of a Company policy;

(d)	An Executive commits fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, or a material act of dishonesty against the Company;

(e)

An Executive’s drug addiction, habitual intoxication, or violation of the Company’s Code of Ethics and Business Conduct and/or Supplemental Code of Ethics and Business Conduct adversely affects Executive’s job performance and duties, or the reputation or best interests of the Company; or

(d)	An Executive's breach of any representation, warranty or covenant under this Policy, an award agreement, an employment agreement or other agreement or arrangement with an Employer.

An act or omission by an Executive shall not be “willful” if conducted in good faith and with the Executive’s reasonable belief that such conduct is in the best interests of the Employer.

2.5     Change in Control means the occurrence of any of the following events:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (c) of this definition;

(b)

The cessation for any reason of individuals who, as of November 5, 2018, constitute the Board (the “Incumbent Board”) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6     CIC Severance Pay is defined in Section 3.2 of the Policy.

2.7     Code means the Internal Revenue Code of 1986, as amended.

2.8     Company means Generac Power Systems, Inc.

2.9     Disability means disability as defined under the Employer's then-current long term disability insurance plan in which the Executive participates.

2.10     Eligible Executive is defined in Section 3.1 of this Policy.

2.11     Employer means Generac Power Systems, Inc. or any of its subsidiaries that employs an Eligible Executive on the applicable date.

2.12     Executive means the Company's officers as designated in accordance with Rule 16a-1(f) under the Securities Exchange Act of 1934, with the exception of the Chief Executive Officer of the Company, and any other executive, officer or key employee of an Employer designated by the Chief Executive Officer of the Company as eligible to participate in the Policy.

2.13     Good Reason means, without the express written consent of an Executive, the occurrence of any of the following events during a Protection Period:

(a)

An Executive's Base Salary or target annual bonus opportunity under the Company's Annual Performance Bonus Plan or other similar annual bonus plan of the Company or any other Employer is reduced in excess of 5%, excluding across the board reductions affecting all executive officers of the Company;

(b)

An Executive’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Executive’s position (including status, offices, titles, and reporting responsibilities) or authority; or

(c)	The Company requires an Executive's principal office to be relocated more than 50 miles from its location as of the date immediate preceding a Change in Control.

Notwithstanding the foregoing, Good Reason shall not exist unless the Executive provides the Board not less than 30 nor more than 90 days’ written notice, with specificity, of the grounds constituting Good Reason and an opportunity within such notice period for the Company to cure such grounds, and the Company fails to cure such grounds within the prescribed time period. Such notice shall be given within 90 days following the initial existence of such grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.

2.14     Policy means this Generac Power Systems, Inc. Executive Change in Control Policy.

2.15     Policy Administrator means the Compensation Committee of the Board or such other person or committee appointed from time to time by the Policy Administrator to administer the Policy.

2.16     Protection Period means the period commencing 120 days prior to the occurrence of a Change in Control and ending on the second anniversary of the date of the Change in Control.

2.17     Qualifying Termination means a termination of an Executive's employment with all Employers prior to his or her attainment of age 65 (i) involuntarily by the Company without Cause (and other than due to his or her death or Disability) or (ii) voluntarily by an Executive for Good Reason, and in either case only during a Protection Period.

2.18     Subsidized COBRA is defined in Section 3.3 of the Policy.

Article 3
Eligibility and Benefits

3.1     Eligibility for Benefits. An Executive (i) whose employment with an Employer ends due to a Qualifying Termination and (ii) who satisfies the “Conditions for Payment of Benefits” set forth in Article 4 below (an “Eligible Executive”) shall be eligible for the benefits described in this Article 3. For avoidance of doubt, an Executive shall not be eligible to receive the benefits under the Policy if the Company, in its sole discretion, determines that the Executive’s employment is terminated due to a resignation or voluntary termination of employment, due to the Executive's death or Disability, for Cause, or for any reason other than a Qualifying Termination. Further, for the avoidance of doubt, the provisions of this Article 3 shall not apply unless a Change in Control actually occurs.

3.2     CIC Severance Payment. An Eligible Executive shall receive (i) any accrued but unpaid Base Salary and vacation pay through the Qualifying Termination date; (ii) any annual bonus for the fiscal year prior to the year in which the Qualifying Termination date occurred, if earned but not yet paid; and (iii) a lump sum payment in the aggregate amount equal to the sum of the Eligible Executive's Base Salary and the Eligible Executive’s target annual bonus for the year during which the Qualifying Termination occurred, multiplied by two (2) (collectively, “CIC Severance Pay”), subject to the conditions outlined in this Agreement. Subject to the timing considerations outlined below, the CIC Severance Pay will be paid within 10 business days after Executive’s Qualifying Termination or, in the event of a termination of employment occurring prior to the Change in Control, within 10 business days after the Change in Control; provided, unless the Change of Control occurring on or preceding such termination also meets the requirements of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) thereunder, the amount payable to an Eligible Executive under this Section 3.2 shall be paid to such Eligible Executive in equal bi-weekly payroll installments over a period of 18 months, not in a lump sum, to the extent necessary to avoid the application of Section 409A(a)(1)(A) and (B) (and in the event that CIC Severance Pay is payable in installments, each installment payment shall be treated as a separate payment within the meaning of Code Section 409A).

3.3     Continued Benefits. Eligible Executive and his or her eligible spouse and dependents shall be entitled to continued participation in the Employer’s medical, hospitalization, dental, and life insurance programs in which Eligible Executive participated immediately prior to the Qualifying Termination date for a period of twenty-four (24) months following such date (the “Continued Benefits”), and Eligible Executive and his or her eligible spouse and dependents shall be entitled to full COBRA rights following the termination of such Continued Benefits. If Eligible Executive elects to utilize rights under COBRA after the Qualifying Termination date, Eligible Executive shall be responsible for all premiums in respect thereof, as permitted by law. Notwithstanding the foregoing, in the event that any Continued Benefits are prohibited by the terms of such programs or by applicable law, the Company shall reimburse Eligible Executive for the cost of obtaining comparable coverage.

3.4     Accelerated Vesting. Unless otherwise provided in an award agreement for an option or other long-term incentive award issued after the effective date of the Policy, the following terms shall apply to an Eligible Executive's options and other long-term incentive awards to the extent such awards are assumed or substituted by the surviving entity:

(a)

All of an Eligible Executive’s unvested options and other long-term incentive awards granted to the Eligible Executive pursuant to award agreements through the date of termination shall vest in accordance with such agreements upon the Qualifying Termination or, in the event of a Qualifying Termination prior the Change in Control, upon the Change in Control (and if such options and awards would otherwise be forfeited and the Qualifying Termination occurs during the 90-day period preceding the Change in Control in the absence of a Change in Control, such awards shall remain outstanding for up to 90 days solely for the purpose of determining whether Eligible Executive becomes entitled to vest in such awards pursuant to this Section but otherwise shall not be payable or exercisable following the date on which they would have otherwise been forfeited (unless the Change in Control subsequently occurs during such 90-day period)) (the vesting described in this clause (a) being referred to as “Accelerated Vesting”);

(b)

All of the Eligible Executive's options shall continue to be exercisable following a Qualifying Termination until the earlier of (i) one year after the date of termination and (ii) the expiration of the original scheduled term of such options;

(c)

Any limitation on the acceleration of the vesting of options (that would otherwise be applicable pursuant to the Generac Power Systems, Inc. 2010 Equity Incentive Plan or otherwise) to reduce or eliminate the effects of Section 280G and/or Section 4999 of the Code, shall not be implemented unless the after-tax amount the Eligible Executive receives would be increased (as compared to the after-tax amount the Eligible Executive would receive in the absence of such limitation on acceleration of vesting), and in such event such limitation on acceleration of vesting shall be implemented to the minimum extent necessary to maximize the Eligible Executive's after-tax amount, provided that the Eligible Executive shall determine the order in which such limitation on acceleration of vesting is applied or, solely if required to comply with Section 409A of the Code, the option acceleration limitation shall be applied in the reverse order of scheduled vesting dates (i.e., the option tranche that would have vested first in the absence of a Change in Control will be the last tranche to have its acceleration limited); and

(d)

Any long-term incentive award where the number of shares that are earned upon vesting or the amount of payment varies dependent attainment of a performance level will be deemed earned at the “target” performance level (i.e., 100% payout).

3.5     Death of Executive. In the event of an Eligible Executive's death prior to receipt of all CIC Severance Pay, the balance of such CIC Severance Pay shall be paid in a lump sum to the Eligible Executive’s spouse, if any, or if none, to the Eligible Executive's estate.

3.6     Compliance with Code Section 409A. Notwithstanding the foregoing or any provision of the Policy to the contrary, to the extent that the CIC Severance Pay hereunder constitutes a “deferral of compensation” under a “nonqualified deferred compensation plan” under Code Section 409A and regulations thereunder and does not qualify as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4), the following provisions shall apply:

(a)

If such CIC Severance Pay is payable on account of an Executive’s “involuntary separation from service” as defined in Treasury Regulation Section 1.409A-1(n) (an “Involuntary Separation from Service”), the Executive shall receive such amount of his or her CIC Severance Pay during the 6-month period immediately following the date of termination as equals the lesser of: (x) such CIC Severance Pay amount due Executive under Section 4.2 during such 6-month period or (y) two multiplied by the compensation limit in effect under Section 401(a)(17) of the Code for the calendar year in which the date of termination occurs and as otherwise provided under Treasury Regulation Section 1.409A-1(b)(9)(iii) and shall be entitled to such of his or her CIC Severance Pay benefits as satisfy the exception under Treasury Regulation Section 1.409A-1(b)(9)(v) (the “Limitation Amount”).

(b)

To the extent that, upon such Involuntary Separation from Service, the amount of CIC Severance Pay that would have been payable to the Executive during the 6-month period following the last day of his or her employment exceeds the Limitation Amount, such excess shall be paid on the first regular bi-weekly payroll date following the expiration of such 6-month period.

(c)

If the Company reasonably determines that such employment termination is not an Involuntary Separation from Service, all CIC Severance Pay that would have been payable to the Executive under the Policy during the 6-month period immediately following the date of termination, but for such determination, shall be paid on the first regular bi-weekly payroll date immediately following the expiration of such 6-month period following the date of termination.

(d)

Any CIC Severance Pay payments that are postponed shall accrue interest at an annual rate (compounded monthly) equal to the short-term applicable federal rate (as in effect under Section 1274(d) of the Code on the last day of the Executive’s employment) plus 100 basis points, which interest shall be paid on the first regular bi-weekly payroll date immediately following the expiration of the 6-month period following the date of termination.

3.7     No Duplication of Benefits. Notwithstanding the provisions of Article 3 or any other provision of the Policy to the contrary, any benefits provided under this Policy to an Eligible Executive shall be in lieu of any termination or severance payments or benefits for which such Executive may be eligible under any plan of or agreement or arrangement with an Employer. For avoidance of doubt, upon a Qualifying Termination, an Executive shall only be entitled to CIC Severance Pay and Continued Benefits under this Policy and shall not be entitled to severance benefits, change in control benefits or subsidized COBRA under another plan of or arrangement with an Employer.

Article 4
Conditions for Payment and Right to Terminate
CIC Severance Benefits

4.1     Conditions for Payment of Benefits. An Executive who has a Qualifying Termination will not be eligible for CIC Severance Pay, Continued Benefits, or Accelerated Vesting unless the Company determines that the Executive has satisfied all of the following conditions:

(a)     Consent to and compliance with the “Executive Covenants” in Article 5 below;

(b)

Delivery, within 21 days (or after such other consideration period provided under applicable law) after presentation thereof by the Company to the Executive, to the Company of an executed Agreement and general release (the “General Release”) in the form determined by the Company, and which may be revised by the Company in its sole discretion; and

(c)	Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates, and employee benefit plans.

Notwithstanding the due date of any benefits or payments under Article 3, any amounts due following a Qualifying Termination under the Policy shall not be payable until after the expiration of any statutory revocation period applicable to the General Release without Executive having revoked such General Release which must occur by the 60th day after the later of the Executive’s termination of employment or the Change in Control (the “Release Condition”) and any such amounts shall commence on the later of the applicable due date or five (5) business days after the Release Condition is satisfied, provided that, if the 60-day period following termination of employment spans two calendar years, then any payments and benefits subject to Code Section 409A shall commence on the later of the applicable due date or on a date during that portion of such 60-day period occurring in the calendar year following the year of termination of employment, provided that the Release Condition is satisfied.

4.2     Right to Terminate Severance Benefits. Notwithstanding anything in this Policy to the contrary, the Company shall have the right to terminate the benefits payable under this Policy at any time in the event that the Company determines that a former Executive receiving benefits under this Policy has breached any of the terms and conditions set forth in any agreement executed by the former Executive as a condition to receiving benefits under the Policy, including, but not limited to, the General Release, or violation of any non-disclosure, non-competition or non-solicitation or provisions contained in such other plans or agreements.

4.3     Clawback. The benefits under this Policy are subject to the terms of the Company's or any other Employer's recoupment, clawback or similar policies as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any cash or other property received under this Policy.

Article 5
Executive Covenants

5.1     Reasonableness of Restrictions. Each Executive shall acknowledge that he or she has had and will continue to have access to Confidential Information (as defined below), that such Confidential Information is of economic value to the Employer, that such Confidential Information would be of value to a competitor of the Employer in competing against the Employer, and that it would be unfair for the Executive to exploit such Confidential Information for the Executive’s personal benefit or for the benefit of a competitor. Each Executive shall further acknowledge that he or she has had and/or will have an opportunity to learn about, and develop relationships with, customers of the Employer and that the Employer have a legitimate interest in protecting relationships with such customers, and that it would be unfair for the Executive to exploit information the Executive has learned about such customers and relationships that the Executive has developed with such customers for the Executive’s personal benefit or for the benefit of a competitor. The Executive further acknowledges that the Employer currently markets and sells products and services to customers throughout the world and that the Executive’s job duties have included and/or will include contact with products that are marketed throughout the United States or, for an Executive employed outside the United States, the country in which the Executive is employed and that the Confidential Information to which the Executive has had and/or and will have access to, and the Executive’s customer knowledge and contacts and relationships, would be of value to a competitor in competing against the Employer anywhere in the country in which the Executive is employed. Accordingly, each Executive shall acknowledge that the protections provided to the Employer in this Article 5 are reasonable and necessary to protect the legitimate interests of the Employer and that abiding by the Executive’s obligations under this Article 5 will not impose an undue hardship on the Executive.

5.2     Restricted Services Obligation. For a period of two years following the end, for whatever reason, of an Executive’s employment with the Employer, the Executive shall agree not to directly or indirectly provide Restricted Services to any Competitor respecting its operations in the country in which the Executive was employed. For purposes of this Section, (i) “Restricted Services” means services of any kind or character comparable to those the Executive provided to the Employer during the one year period preceding the end of the Executive’s employment with the Employer, and (ii) “Competitor” means any business located in the country in which the Executive was employed that is engaged in the development and/or sale of any product line or service offering that is substantially similar (and thus competitive with) to a product line or service offering sold by the Employer for which the Executive had direct managerial responsibility during the last year of the term of the Executive’s employment with the Employer. Notwithstanding the foregoing, this Section 5.2 shall not apply to an Executive whose principal place of employment with an Employer is in the State of California.

5.3     Customer Non-Solicitation. For a period of two years following the end, for whatever reason, of the Executive's employment with the Employer, the Executive shall agree not to directly or indirectly attempt to sell or otherwise provide to any Restricted Customer any goods, products or services of the type or substantially similar to the type sold or otherwise provided by the Employer (and thus competitive with such goods, products or services) for which the Executive was employed during the twelve months prior to termination of the Executive’s employment. For purposes of this Section 5.3, “Restricted Customer” means any individual or entity (i) for whom/which the Employer provided goods, products or services, and (ii) with whom/which the Executive was the primary contact on behalf of the Company during the Executive’s last twelve months of employment or about whom/which the Executive acquired non-public information during the Executive’s last twelve months of employment that would be of benefit to the Executive in selling or attempting to sell such goods, products or services in competition with the Employer.

5.4     Non-Solicitation of Employees. During the term of the Executive’s employment with the Employer and for a period of one year thereafter, the Executive shall agree not to directly or indirectly encourage any employee of the Employer with whom the Executive has worked to terminate his or her employment with the Employer or solicit such an individual for employment outside the Employer in a manner which would end or diminish that employee’s services to the Employer.

5.5     Non-Disparagement. During the term of the Executive’s employment with the Employer and thereafter in perpetuity, the Executive shall not knowingly disparage, criticize, or otherwise make derogatory statements regarding the Employer or any of its affiliates, successors, directors, officers, customers or suppliers. During the term of the Executive’s employment with the Employer and thereafter in perpetuity, none of the Company or any other Employer nor any of their respective officers shall knowingly disparage, criticize, or otherwise make derogatory statements regarding the Executive. The restrictions of this Section 5.5 shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

5.6     Non-Disclosure of Confidential Information.

(a)

The Executive shall maintain in confidence and shall not directly, indirectly, or otherwise use, disseminate, disclose, publish or otherwise misappropriate, or use for the Executive’s benefit or the benefit of any Person, or deliver to any Person any Confidential Information (as defined herein) or trade secrets of the Company. “Confidential Information” means any document, record, notebook, computer program or similar repository of or containing, any confidential or proprietary information of or relating to the Employer, including, without limitation, information with respect to the Employer’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment. Confidential Information shall be defined to exclude information which is or becomes public knowledge through no fault of the Executive, or which was known to the Executive before the start of the Executive’s earliest relationship with the Employer, or which is otherwise not subject to protection under applicable law. The Executive’s obligations under this Section 5.6 shall apply for so long as the Executive continues in the employment of the Employer and for two years following the termination of such employment, for whatever reason, as to any Confidential Information that does not constitute a trade secret under applicable law. As to any Confidential Information that does constitute a trade secret under applicable law, the Executive shall agree that the Executive's obligations under this Section 5.6 shall apply for so long as the item qualifies as a trade secret.

(b)

The Executive is advised that he or she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event the Executive files a lawsuit against the Employer for retaliation by the Employer against the Executive for reporting a suspected violation of law, the Executive has the right to provide trade secret information to the Executive's attorney and use the trade secret information in the court proceeding, although the Executive must file any document containing the trade secret under seal and may do not disclose the trade secret, except pursuant to court order.

5.7     Return of Company Property. All correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Employer’s customers, business plans, marketing strategies, products or processes, whether confidential or not, is the property of the Company (the “Company Property”). Accordingly, upon the Executive’s Termination of Employment for any reason, the Executive shall promptly deliver to the Company all such Company Property, including any and all copies of any such Company Property, and shall not make any notes of or relating to any information contained in any such Company Property. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

5.8     Injunctive Relief. The Executive shall acknowledge that a breach of the covenants contained in this Article 5 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive shall agree that, in the event of an actual or threatened breach of any of the covenants contained in this Article 5, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. The Company acknowledges that a breach of the Company’s covenant contained in Section 5.5 will cause irreparable damage to the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company agrees that, in the event of an actual or threatened breach of the Company’s covenant contained in Section 5.5, in addition to any other remedy which may be available at law or in equity, the Executive shall be entitled to specific performance and injunctive relief.

Article 6
General Rules

6.1     Right to Withhold Taxes. The Employer shall withhold such amounts from payments under the Policy as it determines necessary to fulfill any country, federal, state, or local wage or compensation withholding requirements.

6.2     Assignment. Benefits under the Policy may not be assigned.

6.3     Unfunded Policy. The Employer will make all payments under the Policy, and pay all expenses of the Policy, from its general assets. Nothing contained in the Policy shall give any eligible Executive any right, title or interest in any property of the Employer.

6.4     Code Section 409A. It is intended that any amounts payable under the Policy shall comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject an Executive to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, anything to the contrary herein notwithstanding, no amounts shall be payable to an Eligible Executive before such time as such payment fully complies with the provisions of Code Section 409A and, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in the Executive being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A. In addition, solely for purposes of compliance with Code Section 409A, Qualifying Termination shall not be deemed to have occurred for purposes of the Policy unless such termination is also a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h) (applying the 20% default post-separation limit thereunder)) as an employee and references to a “termination” or “termination of employment” shall mean separation from service as an employee.

6.5     Governing Laws; Other Obligations. The provisions of the Policy shall be construed, administered and enforced in accordance with the laws of the State of Wisconsin and any applicable federal laws. The obligations and restrictions set forth in this Policy are in addition to and not in lieu of any obligations or restrictions imposed upon Executive under any other agreement or any other law or statute including, but not limited to, any obligations Executive may owe under any law governing trade secrets, any common law duty of loyalty, or any fiduciary duty. No time or geographic restriction provided above shall affect the availability or scope of protection afforded to the Company’s trade secrets.

Article 7
Amendment and Termination

The Compensation Committee may modify, amend, or terminate the Policy at any time without prior notice, and the Company's Chief Executive Officer or Chief Human Resources Officer may also amend or modify the Policy to reflect administrative or other changes that do not have a material effect on the amount of benefits provided under the Policy. However, the Company will pay or continue to pay benefits in accordance with the provisions of the Policy to the Executives whose employment is terminated prior to any modification, amendment or termination of the Policy. Furthermore, anything to the contrary notwithstanding, any modification, amendment, or termination of the Policy that materially reduces the CIC Severance Pay, the Continued Benefits, or any other benefit provided to an Executive hereunder shall be null and void and of no effect unless made at least one hundred-twenty (120) days prior to the occurrence of a Change in Control.

Article 8
Administration

8.1     Powers and Duties. The Policy Administrator shall have sole authority and discretion to administer and construe the terms of the Policy, subject to applicable requirements of law. Without limiting the foregoing, the Policy Administrator shall have power to:

(a)	Provide rules and regulations for the administration of the Policy and, from time to time, to amend or supplement such rules and regulations;

(b)     Construe the Policy, which construction shall be final and binding;

(c)	Correct any defect, supply any omission, or reconcile any inconsistency in the Policy in such manner and to such extent as it shall deem expedient to effect the purpose of the Policy; and

(d)	Delegate to such other parties as are appropriate all or any part of the responsibilities specifically required of the Policy Administrator under the terms of the Policy.

No benefits shall be paid under the Policy unless the Policy Administrator, in its sole discretion, determines that an Eligible Executive is entitled to such benefits.

8.2     Finality of Action. Except as provided in Section 9.3, the acts and determinations of the Compensation Committee and Company within the powers conferred by the Policy shall be final and conclusive for all purposes of the Policy.

8.3     Claim Procedure. An Executive who believes that he or she is entitled to benefits under the Policy in an amount greater than what the Executive is receiving or has received may file a claim within 12 months of his or her termination of employment for such benefits by writing directly to the corporate offices of the Company, located in Waukesha, Wisconsin. Such claims shall be referred to a person designated by the Company, who shall prepare an appropriate written response.

Every claim that is filed timely shall be answered in writing stating whether the claim is granted or denied. If the claim is denied, the reasons for denial and reference to the relevant plan provisions shall be set forth in a written notice to the claimant. Such notice shall also describe information necessary for the claimant to perfect an appeal and include an explanation of the Policy’s claim appeal procedure.

Within 90 days of notice that a claim is denied, the claimant may file a written appeal to the Company, including any comments, statements or documents the claimant may wish to provide. Appeals shall be considered by the Compensation Committee or a committee of not less than three persons designated by the Compensation Committee, none of whom shall be the person who responded to the initial claim. In the event the claim is denied upon appeal, the Compensation Committee or its designee shall set forth in writing the reasons for denial and the relevant provisions of the Policy.

The Company shall comply with any reasonable written request from a claimant for documents or information relevant to this claim prior to the filing of an appeal.